Exhibit 28(d)(ii)

ADVISORY AGREEMENT

AGREEMENT, made and executed on ________ __, 2014, between PFM FUNDS (herein called the “Trust”), and PFM ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered as an open-end diversified, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust desires to appoint the Adviser as investment adviser to Government Series (the “Fund”), a series of the Trust;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Delivery of Documents. The Trust has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)          The Trust’s Articles of Trust, as filed with the Clerk of the State Corporation Commission of the Commonwealth of Virginia on September 25, 2008 and all amendments thereto (such Articles of Incorporation, as presently in effect as it shall from time to time be amended, is herein called the “Articles of Trust”);

(b) The Trust’s By-laws, and amendments thereto (such By-laws, as presently in effect and as it shall from time to time be amended, is herein called the “By-laws”)

(c)          Resolution of the Trust’s Board of Trustees authorizing the appointment of the Adviser and approving this Agreement;

(d)          The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”) on December 11, 1986 and all amendments thereto;

(e)          The Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) (File No. 33-10754) and under the 1940 Act as filed with the SEC on December 11, 1987, and all amendments thereto; and

(f)           The Trust’s most recent Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as presently in effect and all amendments and supplements thereto are herein called the “Prospectus’).

The Trust will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing.

2.           Services. The Trust hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. Intending to be legally bound, the Adviser accepts such appointment and agrees to furnish the services required herein to the Fund with compensation as hereinafter provided.

Subject to the supervision of the Trust’s Board of Trustees the Adviser will provide with respect to the Fund a continuous investment program, including investment research and management with respect to all securities and investments and cash equivalents in such Fund. The Adviser will compute the Net Asset Value and daily net income of the Fund at the times and in the manner set forth in the Fund Prospectus and resolutions of the Trust’s Board of Trustees applicable to the Fund. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Adviser will provide the services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Trust’s Board of Trustees applicable to the Fund.

3.           Covenants by Adviser. The Adviser agrees with respect to the services provided to the Fund that it:

(a)          will conform with all applicable Rules and Regulations of the SEC;

(b)          will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(c)          will not make loans to any person to purchase or carry Fund shares, or make loans to the Fund;

(d)          will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with the obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Trust with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Adviser, any sub-adviser, the Fund’s administrator, the Fund’s distributor, or an affiliated person of the Fund, the Adviser, any sub-adviser, or the Fund’s distributor; except as permitted under the 1940 Act;

(e)          will maintain all books and records with respect to the securities transactions for the Fund to the extent agreed upon between the Trust and the Adviser, keep the Trust’s books of account with respect to the Fund and furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may reasonably request with respect to the Fund;

(f)          will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

4.           Services Not Exclusive. The services furnished by the Adviser hereunder are deemed not to be exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5.           Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust, are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to maintain the records required by the following sections of Rule 31 under the 1940 Act, all in the manner required under Rules 31a-2 and 31a-3; 31a-1(a); 31a-1 (b) (1), (2), (3), (5) through (11).

6.          Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Fund and the Adviser will accept as full compensation therefor a fee, computed daily and paid monthly, at an annual rate of .07 of 1% of the first $2 billion of average daily net assets of the Fund, .065 of 1% of the next $3 billion of average daily net assets of the Fund, .06 of 1% of the next $5 billion of average daily net assets of the fund and .05 of 1% of the average daily net assets of the Fund over $10 billion.

If in any fiscal year the aggregate expenses of the Fund (as defined under the securities regulations of any state having jurisdiction over the Trust) exceed the expense limitations of any such state, the Adviser will waive fees to the extent required to attain compliance. The obligation of the Adviser to waive fees to the Trust hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year provided, however, that notwithstanding the foregoing, the Adviser shall waive or reimburse the Trust for such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Trust so require. Such expenses waiver or reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

7.          Limitation of Liability. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it or its obligations and duties under the Agreement. Any person, even though also an officer, partner, employee, or agent of the Adviser, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering service to the Trust or acting on any business of the Trust (other than services or business in connection with Adviser’s duties as investment adviser hereunder), to be rendering such services to or acting solely, for the Trust and not as an officer, partner, employee or agent or one under the control or direction of the Adviser even though paid by it.

8.          Duration and Termination. This Agreement will become effective as of the date first written above, and shall continue in effect for a period of two years. Thereafter if not terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; (b) and by a majority of the Trust’s Board or by the affirmative vote of the holders of “a majority of the outstanding voting securities” of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Adviser on sixty days’ written notice. This Agreement will immediately terminate in the event of its assignment. As used in the Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning of such terms in the 1940 Act.

9.          Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective with respect to the Fund until approved by a majority of the affirmative vote of the holders of “a majority of the outstanding voting securities” of the Fund, as that term is used in the 1940 Act.

10.         Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall be not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Virginia law.

11.         Names. The names “PFM Funds” and “Trustees of PFM Funds” refer respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under the Articles of Trust dated September 22, 2008, which is hereby referred to and a copy of which is on file at the office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia and the principal office of the Trust. The obligations of “PFM Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Trustees personally, but bind only the Trust’s Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust’s Property belonging to such class for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their Officers designated below as of the day and year first above written.

PFM FUNDS,
on behalf of GOVERNMENT SERIES

BY:

pFM ASSET MANAGEMENT LLC

by: